EXHIBIT 5.1

June 27, 2018

Loop Industries, Inc.

480 Fernand Poitras

Terrebonne, Quebec, Canada, J6Y 1Y4

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as Nevada counsel to Loop Industries, Inc., a Nevada corporation (the “Corporation”), in connection with the filing of the Corporation’s Registration Statement on Form S-8 (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 1,500,000 shares (the “Shares”) of the Corporation’s common stock, $0.0001 par value per share (the “Common Stock”), issuable pursuant to the Loop Industries, Inc. 2017 Equity Incentive Plan (the “Plan”).

We have examined the following documents: (a) the Articles of Incorporation of the Corporation, as filed with the Nevada Secretary of State on March 11, 2010, as amended to the date hereof (the “Articles”); (b) the Amended and Restated By-laws of the Corporation, effective as of April 4, 2018; (c) the Plan; and (d) the Registration Statement. We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Corporation and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinion hereinafter set forth.

The opinion expressed below is based on the assumption that the Registration Statement filed by the Corporation with the Commission will have become effective before any of the Shares are issued, and that persons acquiring the Shares will do so strictly in accordance with the terms of the Plan and will receive a prospectus containing all the information required by Part I of the Registration Statement before acquiring such Shares. We further assume that the Shares will continue to be duly and validly authorized when the Shares are issued, and, upon the issuance of any of the Shares, the total number of shares of Common Stock of the Corporation issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of Common Stock that the Corporation is then authorized to issue under its Articles, as may be further amended.

On the basis of the foregoing, and subject to the qualifications, assumptions, and limitations set forth herein, we are of the opinion that the Shares issuable in connection with the Plan have been duly authorized and, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

This opinion is limited to the present laws of the State of Nevada. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules and regulations or requirements of any county, municipality, subdivision or other local authority of any jurisdiction.

We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in fact or any other matters that hereafter might occur or be brought to our attention.

We hereby consent to the sole use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Ballard Spahr LLP